Exhibit 21.1

Murphy USA Inc.

List of Subsidiaries

We expect the following to be subsidiaries of Murphy USA Inc. on the date of the distribution.

Name of Entity	Jurisdiction of Organization
MURPHY OIL USA, INC.	Delaware
591 BEVERAGE, INC.	Nebraska
864 HOLDINGS, INC.	Delaware
864 BEVERAGE, INC.	Texas
HANKINSON HOLDING, LLC	Delaware
HANKINSON RENEWABLE ENERGY, LLC	Delaware
HEREFORD RENEWABLE ENERGY, LLC	Delaware
MURPHY OIL TRADING COMPANY (EASTERN)	Delaware
SPUR OIL CORPORATION	Delaware
SUPERIOR CRUDE TRADING COMPANY	Delaware